UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2014

LIME ENERGY CO.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-16265	36-4197337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16810 Kenton Drive, Suite 240, Huntersville, North Carolina	28078
(Address of Principal Executive Offices)	(Zip Code)

(704) 892-4442

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, the Board of Directors (the “Board”) of Lime Energy Co. (the “Company”) appointed Tommy Mike Pappas, CPA, to serve as a director of the Company. Mr. Pappas is currently the Managing Director of The Hurvis Group, a privately held investment group. As the Managing Director, Mr. Pappas is responsible for overseeing the execution of all financial and operational activities of the group while also monitoring direct investments through ongoing communication with the management teams. He also provides strategic financial and operational guidance in addition to participating in monthly planning sessions and quarterly board meetings. Mr. Pappas began his career with a national accounting firm where he assisted companies and individuals on an array of issues including mergers and acquisitions, corporate taxation, federal and state compliance, multi-state taxation, individual taxation and estate planning.

Mr. Pappas received his BS in Accounting and Business Administration with a major in Management Information Systems from the University of North Carolina. He is a licensed CPA and is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the North Carolina Association of Certified Public Accountants.

Mr. Pappas was elected pursuant to the request of John Hurvis, one of the Company’s shareholders.  There is no transaction in which Mr. Pappas has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Initially, Mr. Pappas will not serve on any committees of the Board.  It is expected that Mr. Pappas will receive the standard non-employee director compensation described in the Company’s proxy statement for the 2014 annual meeting of shareholders, including, under the Company’s 2010 Non-Employee Directors’ Stock Plan, an initial grant of restricted stock with a market value equal to $40,000 upon the approval of the Board and an annual grant of restricted stock with a prorated market value equal to $20,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.
Dated: September 29, 2014	By:	/s/ Mary Colleen Brennan
Mary Colleen Brennan
Chief Financial Officer & Treasurer